UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 28, 2010

HELICOS BIOSCIENCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33484	05-0587367
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square Building 700 Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

(617) 264-1800

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.01.              Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 28, 2010, Helicos BioSciences Corporation (the “Company”) received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) advising that for the previous 30 consecutive business days, the Company failed to comply with the minimum market value of listed securities (“MVLS”) requirement for continued listing on the NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 5450(b)(2)(A) and that the Company does not otherwise satisfy the criteria for continued listing pursuant to NASDAQ Marketplace Rule 5450(b).  This notification has no effect on the listing of the Company’s common stock at this time.

NASDAQ stated in its letter that in accordance with NASDAQ Marketplace Rule 5810(c)(3)(C), the Company will be provided 180 calendar days, or until December 27, 2010, to regain compliance with the MVLS continued listing requirement.  MVLS is calculated by multiplying the total shares outstanding by the daily closing bid price.  The NASDAQ letter also states that if, at any time before December 27, 2010, the MVLS of the Company’s common stock closes at $50,000,000 or more for a minimum of 10 consecutive business days, the NASDAQ staff will provide the Company with written notification that it has achieved compliance with the MVLS continued listing requirement and the matter will be closed.

If the Company does not regain compliance with the MVLS continued listing requirement by December 27, 2010, the NASDAQ staff will provide the Company with written notification that the Company’s common stock will be delisted from the NASDAQ Global Market.  At that time, the Company may appeal the delisting determination to a NASDAQ Listings Qualifications Panel pursuant to applicable NASDAQ rules.  Alternatively, NASDAQ Marketplace Rules may permit the Company to transfer the Company’s common stock to the NASDAQ Capital Market if the Company’s common stock satisfies all criteria for continued listing on such market.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELICOS BIOSCIENCES CORPORATION

	By:	/s/ Jeffrey R. Moore
Date: July 1, 2010	Name: Jeffrey R. Moore
Title: Senior Vice President & Chief Financial Officer

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